UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15c(d) of the
Securities Exchange Act of 1934

January 9, 2014
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On January 9, 2014, Griffin Land & Nurseries, Inc. (“Griffin” or the “Registrant”) issued a press release announcing that it had completed the disposition of the landscape nursery growing operations of Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business.  This transaction, with Monrovia Nursery Company (“Monrovia”), a private company grower of landscape nursery products, includes a sale of Imperial’s inventory and certain other assets for an initial cash payment of approximately $840,000 received at closing (subject to certain adjustments) and a note receivable for $4,250,000 to be paid in two installments: June 1, 2014 and June 1, 2015.  This transaction also includes a long-term lease to Monrovia of most of the land, land improvements and other fixed assets (collectively the “Land and Improvements”) that were used by Imperial in its Connecticut growing operations.  Monrovia also has an option to purchase all or portions of the leased Land and Improvements during the lease term.  Substantially all of Imperial’s operations and sales personnel are being employed by Monrovia.  Griffin expects to record a significant charge from this transaction in its fiscal 2013 fourth quarter results due to the sale of Imperial’s inventory and other assets at a discount to their book value.  As a result of this transaction, Imperial will be reported as a discontinued operation in Griffin’s consolidated financial statements.

Attached as Exhibit 99.1 to this Current Report on Form 8-K is Griffin’s January 9, 2014 press release.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1:  Registrant's January 9, 2014 Press Release (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: January 9, 2014